EXHIBIT  7.2     Employment  Agreement  for  John  A.  van  Arem


                            DIGITAL ROOSTER.COM INC.

ITEM  12.     EMPLOYMENT  AGREEMENT

BETWEEN:

                  Digital Rooster.com Inc. ("Digital Rooster"), a corporation incorporated under the laws of the Province of Ontario,

                                       and

                            John Alexander van Arem,
                 2649 Bloor St. West, #407, Toronto, ON M8X 1A3

Whereas Digital Rooster and its wholly-owned subsidiary Web Dream Inc. ("Web Dream") (together referred to as the "Corporation") carry on the business of marketing and distributing adult entertainment products (the "Business");

And whereas the Corporation wishes to employ Mr. van Arem, and Mr. van Arem wishes to be employed by the Corporation on the terms and conditions set forth herein;

NOW therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Corporation and Mr. van Arem hereby agree follows:

1)     EMPLOYMENT
       ----------

The Corporation agrees to employ Mr. van Arem and Mr. van Arem agrees to serve the Corporation on the terms conditions set out herein, commencing as of January 1, 2000 (the "Effective Date").
Mr. van Arem is appointed subject to the overall authority of the Board of Directors of Digital Rooster (the "Board") and the Board in its capacity as shareholder of Web Dream, to serve as President and Chief Executive Officer of Digital Rooster and President of Web Dream and to manage the affairs of such companies. Mr. van Arem shall have direct responsibility for all the Corporation's operations and perform such services as required from time to time by the Board. Mr. van Arem shall report to the Board at such times as the Board may require. The Corporation shall take such steps as are within its control to cause Mr. van Arem to be appointed as a Director of each of Digital Rooster and Web Dream during his tenure as an officer of such companies.

It is expressly understood and agreed that it shall not be a violation of this Agreement for Mr. van Arem to: (a) serve on corporate, civic or charitable boards or committees, with any remuneration earned there from being retained by Mr. van Arem; and (b) manage personal investments, so long as such activities do not adversely affect the performance by Mr. van Arem of Mr. van Arem's responsibilities as an executive of the Corporation in accordance with a terms of this Agreement and do not reflect adversely on the Corporation.

It is also expressly understood that Mr. van Arem has other business interests which do not involve the distribution and marketing of adult entertainment and which do not compete with the Business and devotes a portion of his time to manage such interests. Mr. van Arem's involvement with his other business interests shall not constitute a breach of his obligations under this Agreement provided that the conflict of interest guidelines adopted by the Board from time to time are followed by Mr. van Arem and he devotes to the Corporation the time and attention reasonably expected of an executive in his position.

2)     COMPENSATION
       ------------

   a)     Salary
          ------

The Corporation shall employ Mr. van Arem at an aggregate annual salary of $110,000, plus a $900 per month car allowance, subject to any annual increase as determined by the Board, in its discretion. Such salary shall be payable in equal installments every two weeks subject to usual and required payroll deductions and withholdings.

   b)     Bonus
          -----

As additional compensation the Corporation shall pay to Mr. van Arem for each full fiscal year of the Corporation during which Mr. van Arem is employed by the Corporation, a discretionary bonus based on performance objectives as determined by the Board from time to time.

   c)     Benefits
          --------

Mr. van Arem shall be entitled to participate in the supplementary benefits made available by the Corporation generally to its employees from time to time, and shall be entitled to any other benefits established by the Board as being appropriate for the offices held with the Corporation.

   d)     Stock  Options
          --------------

Mr. van Arem shall be granted 240,000 options to purchase common shares of Digital Rooster in accordance with the resolution of the Board dated February 18, 2000. Thereafter, Mr. van Arem will be granted stock options in respect of common shares of the Digital Rooster as a performance bonus and incentive as determined from time to time by the Board. Mr. van Arem acknowledges that the grant of stock options in the future is a matter in the sole discretion of the Board. Digital Rooster confirms to Mr. van Arem its existing policy that the question of the issuance of stock options will be considered by the Board at least annually.

   e)     Expenses
          --------

The Corporation shall pay all expenses actually and properly incurred by Mr. van Arem in furtherance of or in connection with the business of the Corporation, including, but not by way of limitation, all travel and entertainment expenses. If Mr. van Arem pays any such expenses in the first instance, the Corporation shall reimburse him therefore, subject to the receipt by the Corporation of receipts in form reasonably satisfactory to it.

   f)     Vacation
          --------

Mr. van Arem shall be entitled to an aggregate of six weeks of vacation each year during his employment, with pay, which may be taken at times mutually convenient to Mr. van Arem and the Corporation. Mr. van Arem shall be entitled to carry over and use vacation time into the succeeding years.


3)     NON-  COMPETITION
       -----------------

Mr. van Arem covenants and agrees with the Corporation that he shall not, for the period of one year from the date on which he ceases to be employed by the Corporation for any reason whatsoever (i) directly or a directly solicit, interfere with or endeavor to direct or entice away from doing business with the Corporation any customer, client or person, firm or Corporation in the habit of dealing with the Corporation; or (ii) interfere with, entice away or otherwise attempt to obtain the withdrawal any employee of the Company.

4)     CONFIDENTIALITY
       ---------------

Mr. van Arem acknowledges that in the course of carrying out, performing and fulfilling his duties hereunder, he will have access to and will be entrusted with detailed confidential information, proprietary information, intellectual property, technology, computer hardware and software, specifications and trade secrets concerning the present and contemplated services and techniques evolved and used or to be evolved by the Corporation and concerning the customers of the Corporation, their names, addresses and preferences (collectively, the "Information"), the disclosure of any of which Information to competitors of the Corporation or to the general public would be highly detrimental to the interests of the Corporation. Mr. van Arem further acknowledges and agrees that the right to maintain confidential such Information constitutes a proprietary right that the Corporation is entitled to protect. Accordingly, Mr. van Arem covenants and agrees with the Corporation and he will not during the period of his employment by the Corporation or any time thereafter, disclose any such Information nor use the Information for purposes other than those of the Corporation. For greater certainty, such Information shall not include information that becomes generally known to the public other than through breach of this Agreement by Mr. van Arem. Mr. van Arem acknowledges and agrees that the restrictions contained in this subsection are reasonable in the circumstances in order to protect the business of the Corporation and hereby waives any and all defenses to the strict enforcement of them.

All records and books relating any manner whatsoever to the business, financial information, strategies, products, customers are property rights of the Corporation, whether prepared by Mr. van Arem or otherwise coming into his possession, shall be the exclusive property of the Corporation. All such books and records shall be immediately returned by Mr. van Arem to the Corporation on any termination of his employment.

Mr. van Arem acknowledges that each and every item of work product ("Work Product") created by him during the period of his employment by the Corporation that relates to the Business, whether created by Mr. van Arem during office hours or non-office hours, is and shall remain and be considered the exclusive property of the Corporation. Work product shall include but not be limited to trademarks, service marks, logos, trade names, copyrighted work or copyrighted material, patents or patentable material and designs of a commercial nature without limitation. Mr. van Arem hereby assigns to the Corporation his entire right, title and interest in any invention or idea whether or not patentable, hereinafter made or conceived during the term of his employment with the Corporation that relates to the Business. Mr. van Arem shall disclose any such item to the Corporation within five working days of conceiving or formulating such invention or idea. Mr. van Arem agrees to execute all documents and provide all assistance that may be required to effectuate these provisions. All inventions, copyrightable works, and other intellectual property that Mr. van Arem made before his employment with the Corporation are excluded from this Agreement.

Section 4 hereof shall survive the termination of this Agreement and Mr. van Arem's employment hereunder.

In the event of a breach or anticipated breach of any the covenants contained in this section, it is understood that damages will not only be difficult to ascertain but also would probably be inadequate, and the Corporation may petition a court of competent jurisdiction or equity for injunctive relief in addition to any other relief which the Corporation may have.


5)     NON-COMPETITION
       ---------------

Mr. van Arem agrees that for a period of one year following the termination of his employment for any reason, he shall not, without the prior written consent of the Corporation, directly or indirectly, whether for compensation or not, and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with a person, firm, corporation or other business organization, carry on, or be engaged in any business that is directly competitive with the business then being carried on by he Corporation (the "Competitive Business"), or be affiliated with, render services to, own, share in the earnings of, or invest in the shares, bonds or other securities of, any person, firm, Corporation or business organization engaged in any Competitive Business; provided however, that Mr. van Arem may invest in the shares of any issuer engaged in a Competitive Business (but without participating in such Competitive Business) if:

     a) such shares are listed on any securities exchange or publicly traded over-the-counter; and
     b) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such class.

Section 5 hereof shall survive the termination of this Agreement and Mr. van Arem's employment hereunder.

In the event of a breach or anticipated breach of any the covenants contained in this section, it is understood that damages will not only be difficult to ascertain but also would probably be inadequate, and the Corporation may petition of court of competent jurisdiction or equity for injunctive relief in addition to any other relief which the Corporation may have.

6)     TERM  AND  TERMINATION
       ----------------------

The term of employment of Mr. van Arem pursuant to this Agreement shall commence as of the Effective Date and shall continue in full force and effect for five years from that date, subject to earlier termination in accordance with the terms hereof.

   a)     Termination  by  Corporation
          ----------------------------

The Corporation may terminate the employment of Mr. van Arem for any reason by, subject to the terms hereof, payment of an amount equivalent to Mr. van Arem's annual salary, such payment to be made in a lump sum on the effective date of the termination. Further, all issued and outstanding options to purchase shares in the Corporation that have been granted to Mr. van Arem shall, notwithstanding any terms to the contrary in the option agreement applicable to such options, immediately vest and be exercisable for a period of thirty days following termination pursuant to this section 6(a). In addition, until the earlier of (i) the expiry of a period of twelve months, or (ii) the date Mr. van Arem obtains new employment, he shall be entitled to participate in the benefits referred to in section 2(c) above.

The parties agree that the foregoing constitutes a fair and reasonable scheme for termination of employment of Mr. van Arem. In consideration of the rights described in this section 6(a) and any rights available to him pursuant to applicable legislation, Mr. van Arem hereby waives any entitlement to which a court of competent jurisdiction might otherwise grant to him in respect of the termination of his employment hereunder.

Notwithstanding anything to the contrary herein, the Corporation may terminate the employment of Mr. van Arem at its option without notice and without pay in lieu of notice:

     i) for any cause which would entitle the Corporation at law to terminate the service of Mr. Van Arem without either notice or pay in lieu of notice;
     ii) if Mr. van Arem commits theft or embezzlement against the Corporation, is convicted of a criminal act that reflects on his ability to perform his obligations hereunder, or is guilty of serious misconduct or conduct prejudicial to the Corporation's business;
     iii) if Mr. van Arem is in breach of any of the material terms or conditions of this Agreement;
     IV) if , through bona fide physical or mental illness, is unable to attend on a full time basis to the affairs of the Corporation for a period of 12 weeks;
     v) if Mr. van Arem displays incompetence in the performance of his duties hereunder of such magnitude and/or frequency as to render his services to be of limited benefit to the corporation or causes or threatens to cause serious damage or loss to the financial well-being of the Corporation; or
     vi)  in  the  event  of  the  death  of  Mr.  van  Arem.


Following termination pursuant to the events described in items (i) through (vi) above, Mr. van Arem shall receive no compensation pursuant to this Agreement except any accrued and unpaid salary. Mr. van Arem shall have thirty days following the effective date of his termination to exercise the vested portion of any outstanding stock options granted to him by the Corporation.


   b)     Termination  by  Mr.  van  Arem
          -------------------------------

Mr. van Arem may terminate his employment with the Corporation (i) for any reason whatsoever on 90 days prior written notice, provided that in the event Mr. van Arem terminates his employment as aforesaid, he shall cooperate and assist, if and as requested, in the selection and appointment of his successor; or (ii) if the Corporation is in breach of any material provision of this Agreement and fails to cure such breach within 10 business days of receipt of notice thereof in writing from Mr. van Arem.

   c)     Resignation  from  Board
          ------------------------

Following termination of this Agreement for any reason, Mr. van Arem shall be deemed to have resigned from the board of directors of the Corporation and shall tender his resignation there from.


   d)     Change  of  Control

If  within  one  year  following  a  change of control (as defined below) of the
Corporation:

     i) Mr. van Arem's employment is terminated by the Corporation (or its successor company), other than by reason of Mr. van Arem's death or disability or pursuant to section 6(a) hereof;
     ii) The nature or status of Mr. van Arem's employment responsibilities, as such existed immediately prior to the change of control, are substantially diminished or Mr. van Arem is assigned duties or responsibilities inconsistent in a material respect with his status as it existed immediately prior to the change of control;
     iii) Mr. van Arem's base salary as in effect immediately prior to a change of control is reduced or there is a failure to provide benefits at least as favorable, in all material respects, as those benefits currently provided to Mr. van Arem by the Corporation; or
     IV) the offices of the Corporation from which Mr. van Arem is to carry out his duties are relocated to a location more than 50 kilometers from its then present location;

then upon termination of Mr. van Arem employment by the Corporation, as aforesaid, or, upon the occurrence of any of the events specified in (ii), (iii) or (iv) above and Mr. van Arem's prompt written election to terminate his employment with the Corporation, Mr. van Arem shall be entitled to a lump sum payment equal to the greater of (A) the amount that would then be payable pursuant to subsection 6(a) hereof or (b) one month's salary times the number of complete months remaining in the initial five year term of this Agreement (less all required withholdings and deductions) as such existed immediately prior to the change of control. Such payment shall be made within 14 days of the termination of Mr. van Arem's employment, as aforesaid, or following receipt by the Corporation of Mr. van Arem's written election to terminate his employment, as aforesaid. In addition, all issued and outstanding options to purchase shares in the Corporation shall, notwithstanding any terms in the option agreement applicable to such options, immediately vest and be exercisable for a period of thirty days following termination pursuant to this section 6(a). Thereafter, the Corporation shall have no further obligation to Mr. van Arem except to pay any accrued salary that remains unpaid as at the date of such termination or election.

For purposes of this section 6(d), a "change of control" of the Corporation shall be deemed to have occurred if:

     i) any person or company or combination of persons or companies acquires, whether in a single transaction or in a number of transactions, beneficial ownership of 50 percent or more of the outstanding voting shares of the Corporation;
     ii) the Corporation sells, leases or otherwise disposes of its assets and undertaking as an entirety or substantially as an entirety; or
     iii) the Corporation enters into an amalgamation, arrangement or other transaction, which would have the same, or a similar effect as the transaction referred to in (i) or (ii) above.

7)     INDEMNITY
       ---------


Subject to the provisions of the Corporation's governing corporate legislation, the Corporation agrees to indemnify and save Mr. van Arem harmless from and against any and all demands, claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which Mr. van Arem is made a party by reason of or having been a director or officer of the Corporation or of any affiliated company, whether before or after termination if:

     i) he or she acted honestly and in good faith with a view to the best interests of the corporation; and
     ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.


8)     CURRENCY
       --------

All dollar amounts referred to this Agreement are expressed in Canadian dollars unless otherwise specifically provided.

9)     SEVERABILITY
       ------------

In the event that a court of competent jurisdiction thereof shall deem any provision herein or part void or invalid, the remaining provisions or parts thereof shall be and remain in full force and effect. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

10)     GOVERNING  LAW
        --------------

This Agreement shall be governed by and interpreted under the laws of the Province of Ontario and applicable federal laws. The parties hereto attorn to the jurisdiction of the courts of said Province.

11)     ENTIRE  AGREEMENT,  PERSONAL  SERVICES  CONTRACT  AND  ASSIGNABILITY
        --------------------------------------------------------------------

This Agreement constitutes the entire agreement between the Corporation and Mr. van Arem regarding his employment by the Corporation. Any and all previous agreements between the parties in that regard are terminated and cancelled.

This Agreement is personal to Mr. van Arem and his rights and obligations hereunder may not be assigned by him. Upon notice to Mr. van Arem, this Agreement may be assigned to an affiliate of the Corporation, however notwithstanding such assignment, the Corporation shall remain liable to Mr. van Arem for breach of the terms and conditions contained in this Agreement. Except as aforesaid, the Agreement shall inure to benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of Mr. van Arem, his heirs, executors and administrators.

12)     INDEPENDENT  LEGAL  ADVICE
        --------------------------

Mr. van Arem acknowledges that he has read and understood this Agreement and has been given the opportunity to obtain independent legal advice in connection with this Agreement and the provisions hereof, and has freely chosen not to obtain such advice.


In witness whereof the parties hereto execute this Agreement.


DIGITAL  ROOSTER.COM  INC.                         JOHN  ALEXANDER  VAN  AREM



By  ____________________________
        _________________________
Name:                                              Date:
Position:  Director
Date:


WEB  DREAM  INC.




By  _____________________________
Name:
Position:  Director  of  Digital  Rooster.com  Inc.,
         in  its  capacity  as  sole  shareholder
Date: